Medical Transcription Billing, Corp. Officially Changes Company Name to MTBC, Inc.

SOMERSET, N.J., February 7, 2019 (Globe Newswire) – MTBC (NASDAQ:MTBC) (NASDAQ: MTBCP), a leading provider of cloud-based healthcare IT solutions and services, today announced the official change of its company name from “Medical Transcription Billing, Corp.” to “MTBC, Inc.” effective February 6, 2019. The company’s NASDAQ ticker symbol for its common stock will remain “MTBC” and the ticker symbol for its preferred stock will remain “MTBCP.”

“While our earliest days were focused on providing transcription and manual medical billing to small practices, over the last 18 years we’ve evolved into one of the nation’s leading providers of proprietary healthcare IT solutions, analytics and cloud-based revenue cycle management services to hospitals and independent practices of all sizes and specialties,” said Mahmud Haq, MTBC’s founder and executive chairman. “As our company has evolved, we’ve become known in the industry as “MTBC,” rather than “Medical Transcription Billing,” so we’re pleased to officially update our name to better reflect our company mission.”

MTBC’s highly rated cloud-based and mobile platform includes proprietary electronic health records, practice management, revenue cycle management, business intelligence, patient engagement, insurance enrollment, clearinghouse, EDI solutions, and a group purchasing organization. Its leading solutions are utilized by more than 10,000 healthcare providers throughout the United States to streamline workflows, increase revenues and reduce expenses.

MTBC is a Delaware Corporation that maintains its headquarters in Somerset, New Jersey and employs approximately 2,400 team members worldwide, including more than 350 IT and R&D professionals. The company has three subsidiaries in the United States and two subsidiaries in Asia.

About MTBC

MTBC is a healthcare information technology company that provides a fully integrated suite of proprietary web-based solutions, together with related business services, to healthcare providers throughout the United States. Our integrated Software-as-a-Service (SaaS) platform helps our customers increase revenues, streamline workflows and make better business and clinical decisions, while reducing administrative burdens and operating costs. MTBC’s common stock trades on the NASDAQ Capital Market under the ticker symbol “MTBC,” and its Series A Preferred Stock trades on the NASDAQ Capital Market under the ticker symbol “MTBCP.”

For additional information, please visit our website at www.mtbc.com.

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SOURCE MTBC

Company and Investor Contact:

Bill Korn

Chief Financial Officer

MTBC, Inc.

bkorn@mtbc.com

(732) 873-5133

Investor Contact:

Matt Kreps, Managing Director

Darrow Associates Investor Relations

mkreps@darrowir.com

(214) 597-8200